Exhibit 10.1

May 16, 2024

Shurawl M. Sibblies
[address redacted]

Dear Shurawl,

I am pleased to offer you the following sign-on payments in connection with the beginning of your employment with MetLife Group, Inc. in the position of Executive Vice President and Chief Human Resources Officer, as approved by MetLife Inc.’s Compensation Committee and Board of Directors.
Sign-on Payments
Based on the information you provided us, we understand you will forfeit certain compensation awards from your current employer if you accept employment with us. With the understanding you will be joining MetLife on or near August 1, 2024, and as a result will be considered for MetLife incentive compensation awards for this performance year on a prorated basis, and other considerations, MetLife’s Compensation Committee and Board of Directors has approved that you be offered the following one-time cash payments, subject to appropriate verification of loss/forfeiture and your beginning of employment with MetLife:

•$550,000 payable to you in January 2025, to help address forfeiture of your unvested LTI.

•$480,000 payable to you in March 2025, to address forfeiture of your partial performance year 2024 cash incentive.

•$370,000 payable to you in February 2026, to help address forfeiture of your unvested LTI.

Each of these cash sign-on payments will be paid to you in a lump sum less applicable taxes and other required withholding. Payments will be made to you only if you maintain continuous employment and satisfactory performance (as determined in MetLife’s sole discretion) through each payable date. To the extent your current employer pays or credits you for any amounts that these grants or payments are intended to cover, MetLife will reduce the payment. In each case of the above cash sign-on payments, in the event that you voluntarily terminate your employment for any reason whatsoever, or your employment is terminated for cause, within 24 months following each payable date, you must repay the full amount of each payment to MetLife to the extent permissible under law. You may not defer these payments. Termination for “cause” is defined under the MetLife, Inc. 2015 Stock and Incentive Compensation Plan.

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Other Terms

This is not an employment contract, and does not represent a guarantee of continued employment for any period of time. Employment at MetLife is “employment at will,” which means that either you or MetLife may terminate the relationship at any time with or without cause or notice. For the avoidance of doubt, this letter supersedes any and all other correspondence or oral statements previously provided to you on the subject of sign-on payments from MetLife, and such other correspondence or statements are hereby null and void and of no further effect.

Sincerely, I accept this offer.

/s/Michel A. Khalaf	Shurawl Sibblies
Michel A. Khalaf	Name (printed)
President and Chief Executive Officer
5/16/2024
Date

/s/Shurawl Sibblies
(Signature)

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